EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE

CONTACT: Gregory J. Winsky
         Executive Vice President
         Franklin Electronic Publishers, Inc.
         (609) 386-2500

                   FRANKLIN ELECTRONIC PUBLISHERS, INC. UPDATE

BURLINGTON, N.J. April 2, 2001 - Franklin Electronic Publishers, Inc. (NYSE:FEP) today announced that the Chairman of its Board of Directors, Dr. James H. Simons, has subscribed for 3500 shares of convertible preferred stock of the Company in consideration for the payment of $3,500,000. The preferred shares are convertible into common stock of the Company at a conversion price of $5.00 per share and bear interest at the rate of 10% per year, payable in kind every six months. As a result of this investment and the results of operations during its fourth fiscal quarter, the Company expects that its 2001 fiscal year end balance sheet will reflect shareholders' equity in excess of $50,000,000. The continued listing standards of the New York Stock Exchange require at least that level of shareholders' equity. Because of the recent decline in the price of the Company's common stock, the Company does not presently meet the other continued listing requirement of $50,000,000 in market capitalization. Accordingly, no assurance can be given that Franklin's common stock will continue to be listed on the New York Stock Exchange. As a result, the Company is investigating the listing of its common stock on other markets.

Franklin Electronic Publishers, Inc. (NYSE: FEP), the worldwide market leader in handheld electronic books, is the designer and distributor of the award winning multimedia eBookMan(R) platform. The Company is the exclusive producer and distributor of the ROLODEX(R) Electronics brand of personal information management products. Franklin has sold more than 25,000,000 electronic books and currently publishes more than 200 titles, including dictionaries and bilingual dictionaries; encyclopedias; Bibles; entertainment titles; education and tutorial publications; and medical reference works. Franklin products, available in sixteen languages, are sold in 45,000 retail outlets worldwide, through catalogs and on line at franklin.com. The Company has sales and distribution subsidiaries in the United Kingdom, France, Germany, the Benelux countries, Canada, Australia and Mexico, and production management offices in Tokyo and Hong Kong.

ROLODEX(R) is a registered trademark of Berol Corporation, a subsidiary of Newell Rubbermaid, Inc.

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Except for the historical information contained herein, the matters discussed throughout this release, including, but not limited to, those that are stated as Franklin's belief or expectation or preceded by the word "should" are forward looking statements that involve risks to and uncertainties in Franklin's business, including, among other things, the timely availability and acceptance of new electronic books and organizers, changes in technology, the impact of competitive electronic products, the management of inventories, Franklin's dependence on third party component suppliers and manufacturers, including those that provide Franklin-specific parts, and other risks and uncertainties that may be detailed from time to time in Franklin's reports filed with the Securities and Exchange Commission.
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